EXHIBIT 5.1
AUTOZONE, INC.
123 S. FRONT STREET
MEMPHIS, TENNESSEE 38103
(901) 495-6500
December 19, 2006
AutoZone, Inc.
123 S. Front Street
Memphis, Tennessee 38103

Re:	AutoZone, Inc. Common Stock Par value $0.01 per share
Ladies and Gentlemen:
I am Executive Vice President, General Counsel and Secretary of AutoZone, Inc. I have examined the Registration Statement on Form S-8 (the “Registration Statement”) that AutoZone, Inc. (the “Company”) intends to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 4,600,000 shares of Common Stock, $0.01 par value (the “Shares”), which are to be offered under the AutoZone, Inc. 2006 Stock Option Plan (the “Plan”). I am familiar with the proceedings taken and to be taken in connection with the authorization, issuance and sale of the Shares. Additionally, I, or attorneys under my supervision, have examined such questions of law and fact as I have considered necessary or appropriate for purposes of this opinion.
Based upon the foregoing and the proceedings to be taken by the Company as referred to above, I am of the opinion that the Shares to be issued under the Plan have been duly authorized, and upon issuance of Shares under the terms of the Plan (assuming that, at the time of such issuance, the Company has a sufficient number of authorized and unissued shares available therefor), such Shares will be validly issued, fully paid and non-assessable.
I consent to the filing of this opinion as an exhibit to the Registration Statement.
Respectfully yours,
/s/ Harry L. Goldsmith
Harry L. Goldsmith
Executive Vice President, General
Counsel and Secretary